Exhibit 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TECHNOLOGY RESEARCH COPORATION

The undersigned Corporation, in accordance with the Florida General Corporation Act and its Bylaws, hereby adopts the following Articles of Amendment:

1. The name of the Corporation is: TECHNOLOGY RESEARCH CORP.

2. Article IV of this Corporation’s Articles of Incorporation is hereby amended in its entirety so as to read, after amendment, as follows:

“ARTICLE IV

Capital Stock

The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

Number of shares
Shares Authorized                      Par Value Per share              Class of Stock

4,500,000                                                    $.17                                Common

The consideration for all of the above stock shall be payable in cash, property (real or personal), labor or services in lieu of cash; at the just valuation to be fixed by the Board of Directors of the Corporation.

3. Article V, entitled “Preemptive Rights,” shall be deleted in its entirety, and all Articles remaining or added shall be numbered sequentially thereafter.

4. A new Article, entitled “Conflicts of Interest”, shall be added and it shall read as follows:

“ARTICLE XII
CONFLICT OF INTEREST

No contract or other transaction between this Corporation and any other corporation, and no act of this Corporation, shall in any way be affected or invalidated by the fact that any of the Directors of this Corporation are pecuniarily or otherwise interested in, or are the directors or officers of, such other corporation.  Any Director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily to otherwise interested in any contract or transaction of this Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof, and any Director of this Corporation, or who is so interested may be counted in determining the existence of a quorum at any meetings of the Board of Directors of this corporation which shall authorize any such contract or transaction with like force and effect as if he were not such a director or officer of such other corporation, or not so interested.”

5.	An new Article, entitled “Limited Liability of Shareholder,” shall be added and it shall read as follows:

“ARTICLE XIII
LIMITED LIABILITY OF SHAREHOLDERS

The private property of the shareholders shall not be subject to payment of the corporations’ debts to any extent.

The foregoing restated articles of incorporation restate and integrate and do not further amend the provisions of the corporations articles of incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of the restated articles of incorporation.

6.	A new article, entitled “Employment Contract,” shall be added and it shall read as follows:

“ARTICLE XIV
EMPLOYMENT CONTRACT

The Board of Directors may authorize this corporation to enter into employment contracts with any executive officer for periods longer than one year, and any article or bylaw provisions for annual election shall be without prejudice to the contract rights, if any, of the executive officer under such contracts.

7.	The foregoing amendments to the articles of incorporation were adopted by the shareholders and the board of directors of the corporation of June 25, 1983.

8.	The effective date of these articles of amendment to the articles of incorporation is as of the date of acceptance and filing by the Secretary of the state of Florida.

Dated this 2nd day of September, 1983.

ATTEST                                                                    TECHNOLOGY RESEARCH CORP

/s/ Theodore M. Sway                                                                          /S/ Raymond H. Legatti
THEODORE M. SWAY                                                                   RAYMOND H. LEGATTI
Secretary                                                                    President